EXHIBIT 10.75
CONFIDENTIAL
February 10, 2009
Mr. Patrick J. Haveron
147 Fernwood Drive
Old Tappan, New Jersey 07675
     Re: Separation from Employment
     Dear Patrick:
     This letter (“Separation Agreement”) sets forth the agreement reached concerning the termination of your employment with Tower Group, Inc., including its current and former parents, subsidiaries and affiliated corporations, and their respective current and former successors, assigns, representatives, agents, attorneys, shareholders, officers, directors and employees, both individually and in their official capacities (collectively, “Tower”).
     1. Your employment with Tower, and any and all directorships, offices or positions you hold with Tower, will terminate February 27, 2009 (the “Separation Date”). Tower will continue your salary, less withholdings and deductions required by law, through the Separation Date. You acknowledge and agree that your employment with Tower will end for all purposes on the Separation Date. The Separation Date will be the date of your “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and any related regulations or other effective guidance promulgated thereunder (“Section 409A”).
     2. In consideration for signing this Separation Agreement, and in exchange for the promises, covenants and waivers set forth herein, Tower will (i) retain you as a consultant pursuant to the terms of the consulting agreement annexed hereto as Exhibit A (“Consulting Agreement”); (ii) pay you on August 28, 2009 (such date being six months following your separation from service as required by Section 409A), the lump sum of $472,500.00, less withholdings and deductions required by law, which represents your severance payments (including your pro rata termination-year bonus for 2009 as determined for the period beginning on January 1, 2009 and ending on the Separation Date); (iii) provided you elect such coverage, continue, at no cost to you, your coverage pursuant to COBRA under Tower’s group health plans, and under Tower’s life insurance and disability plans in which you currently participate, in each case for up to twelve (12) months from the Separation Date (provided that in lieu of continuing your coverage under Tower’s life insurance and disability plans for such period, Tower may elect, in its sole discretion, to provide you with cash in an amount equal to the cost of the premiums required to obtain reasonably equivalent coverage for such period) ; and (iv) accelerate, effective as of the Separation Date, the vesting of 2,917 shares of equity awards you have received from Tower that remain unvested as of the Separation Date. If you do not execute, or if you execute and revoke, this Separation Agreement, the Consulting Agreement shall be void and you shall have no rights under the Consulting Agreement or to receive the payments provided for therein.
     3. In consideration of the payments and benefits described in paragraph 2 above and for other good and valuable consideration, you hereby release and forever discharge, and by this instrument release and forever discharge, Tower from all debts, obligations, promises, covenants, agreements, contracts, endorsements, bonds, controversies, suits, actions, causes of action, judgments, damages, expenses, claims or demands, in law or in equity, which you ever had, now have, or which may arise in the future, regarding any matter arising on or before the date of your execution of this Separation Agreement (collectively, “Claims”), including but not limited to all claims (whether known or unknown) regarding your employment at or termination of employment from Tower, any contract (express or implied), any claim for equitable relief or recovery of punitive, compensatory, or other damages or monies, attorneys’ fees, any tort, and all claims for alleged discrimination based upon age, race, color, sex, sexual orientation, marital status, religion, national origin, handicap, disability, or retaliation, including any claim, asserted or unasserted, which could arise under Title VII of the Civil Rights Act of 1964; the Equal Pay Act of 1963; the Age Discrimination in Employment Act of 1967 (“ADEA”); the Older Workers Benefit Protection Act of 1990; the Americans With Disabilities Act of 1990; the Civil Rights Act of 1866, 42 U.S.C. § 1981; the Employee Retirement Income Security Act of 1974; the Family and Medical Leave Act of 1993; the Civil Rights Act of 1991; the Worker Adjustment and Retraining Notification Act of 1988; the New York State Human Rights Law; the New York City Human Rights Law; and any other federal, state or local laws, rules or regulations, whether equal employment opportunity laws, rules or regulations or otherwise, or any right under any Tower pension, welfare, or stock plans. This Separation Agreement may not be cited as, and does not constitute any admission by Tower of, any violation of any such law or legal obligation with respect to any aspect of your employment or termination therefrom. Nothing in this Separation Agreement shall be construed as waiving your rights to any vested benefit under any employee benefit plan, including without limitation your 2008 bonus and Tower’s obligation to match your contributions under your 401(k), or your right to enforce the terms of this Separation Agreement or the Consulting Agreement.
     4. In consideration of the release described in paragraph 3 above and for other good and valuable consideration, Tower hereby releases and forever discharges, and by this instrument release and forever discharges, you from all Claims. Nothing in this paragraph shall be construed as waiving Tower’s right to enforce the terms of this Separation Agreement or the Consulting Agreement.
     5. You represent and agree that you have not filed any lawsuits against Tower, or filed or caused to be filed any charges or complaints against Tower with any municipal, state or federal agency charged with the enforcement of any law. Pursuant to and as a part of your release and discharge of Tower, as set forth herein, you agree, not inconsistent with EEOC Enforcement Guidance On Non-Waivable Employee Rights Under EEOC-Enforced Statutes dated April 11, 1997, and to the fullest extent permitted by law, not to sue or file a charge, complaint, grievance or demand for arbitration against Tower in any forum or assist or otherwise participate willingly or voluntarily in any claim, arbitration, suit, action, investigation or other proceeding of any kind which relates to any matter that involves Tower, and that occurred up to and including the date of your execution of this Separation Agreement, unless required to do so by court order, subpoena or other directive by a court, administrative agency, arbitration panel or legislative body. To the extent any such action may be brought by a third party, you expressly waive any claim to any form of monetary or other damages, or any other form of recovery or relief in connection with any such action. Nothing in the foregoing paragraph shall prevent you (or your attorneys) from commencing an action or proceeding to enforce this Separation Agreement or the Consulting Agreement or to challenge the validity of waivers or releases of claims under the ADEA.
     6. You represent, warrant and acknowledge that Tower owes you no wages, commissions, bonuses, sick pay, personal leave pay, severance pay, vacation pay or other compensation or benefits or payments or form of remuneration of any kind or nature, other than specifically provided for in this Separation Agreement. Both Tower and you acknowledge and agree that nothing contained in this Separation Agreement is intended to modify any rights to which you would otherwise be entitled under the Preserver Inc. Supplemental Management Performance Plan dated as of October 30, 2006.
     7. You will not criticize or disparage Tower or issue any communication, written or otherwise, that reflects adversely on or encourages any adverse action against Tower, except if testifying truthfully under oath pursuant to any lawful court order or subpoena or otherwise responding to or providing disclosures required by law. Tower will not criticize or disparage you or issue any communication, written or otherwise, that reflects adversely on or encourages any adverse action against you except if testifying truthfully under oath pursuant to any lawful court order or subpoena or otherwise responding to or providing disclosures required by law.
     8. You agree not to disclose (except for the purpose of performing your responsibilities under the Consulting Agreement), nor use for your benefit or the benefit of any other person or entity, any information received from Tower which is confidential or proprietary and (i) which has not been disclosed publicly by Tower, (ii) which is otherwise not a matter of public knowledge or (iii) which is a matter of public knowledge but you know or have reason to know that such information became a matter of public knowledge through an unauthorized disclosure. Proprietary or confidential information shall include information the unauthorized disclosure or use of which would reduce the value of such information to Tower. Such information includes, without limitation, Tower’s client lists, its trade secrets, any confidential information about (or provided by) any client or prospective or former client of Tower, information concerning Tower’s business or financial affairs, including its books and records, commitments, procedures, plans and prospects, products developed by Tower, securities positions, or current or prospective transactions or business of Tower. You hereby confirm that, on or before your final day of employment with Tower, you will deliver to Tower and retain no copies of any written materials, records and documents (including those that are electronically stored) made by you or coming into your possession during the course of your employment with Tower which contain or refer to any such proprietary or confidential information. You further confirm that, on or before your final day of employment with Tower, you will deliver to Tower any and all property and equipment of Tower which is in your possession, but excluding your laptop (provided that Tower shall be entitled to delete from your laptop on or prior to your final day of employment all Tower files and other proprietary or confidential information related to Tower).
     9. Each of Tower and you agrees not to disclose the terms, contents or execution of this Separation Agreement, the claims that have been or could have been raised against Tower or you, or the facts and circumstances underlying this Separation Agreement, except in the following circumstances:
          a. Either party may disclose that which is required by law to be disclosed;
          b. You may disclose that which has been disclosed publicly by Tower;
          c. You may disclose the terms of this Separation Agreement to your immediate family, so long as each family member agrees to be bound by the confidential nature of this Separation Agreement;
          d. Either party may disclose the terms of this Separation Agreement to (i) its tax advisors so long as such tax advisors agree in writing to be bound by the confidential nature of this Separation Agreement, (ii) taxing authorities if requested by such authorities and so long as they are advised in writing of the confidential nature of this Separation Agreement or (iii) its legal counsel; and
          e. Pursuant to the order of a court or governmental agency of competent jurisdiction, or for purposes of securing enforcement of the terms and conditions of this Separation Agreement should that ever be necessary.
     10. Upon service on you, or anyone acting on your behalf, of any subpoena, order, directive or other legal process requiring you to engage in conduct encompassed within paragraphs 6, 7 or 8 of this Separation Agreement, you or your attorney shall immediately notify Tower of such service and of the content of any testimony or information to be provided pursuant to such subpoena, order, directive or other legal process and within 2 business days send to the undersigned representative of Tower via overnight delivery (at Tower’s expense) a copy of the documents that have been served upon you.
     11. You agree that you, at Tower’s sole cost and expense, will assist and cooperate with Tower in connection with the defense or prosecution of any claim that may be made against or by Tower, or in connection with any ongoing or future investigation or dispute or claim of any kind involving Tower, including any proceeding before any arbitral, administrative, judicial, legislative, or other body or agency, including testifying in any proceeding to the extent such claims, investigations or proceedings relate to services performed or required to be performed by you, pertinent knowledge possessed by you, or any act or omission by you. You further agree to perform all acts and execute and deliver any documents, at Tower’s sole cost and expense, that may be reasonably necessary to carry out the provisions of this paragraph.

     12. Except for matters covered under paragraphs 6, 7, 8, 9 and/or 10 hereof, or section 10 of the November 12, 2006 employment agreement between Tower and you, as amended, in the event of any dispute or difference between Tower and you with respect to the subject matter of this Separation Agreement and the enforcement of rights hereunder, either you or Tower may, by written notice to the other, require such dispute or difference to be submitted to arbitration. The arbitrator or arbitrators shall be selected by agreement of the parties, or if they cannot agree on an arbitrator or arbitrators within 30 days after the date arbitration is required by either party, then the arbitrator or arbitrators shall be selected by the American Arbitration Association upon the application of you or Tower. The determination reached in such arbitration shall be final and binding on both parties without any right of appeal or further dispute. Execution of the determination by such arbitrator or arbitrators may be sought in any court of competent jurisdiction. The arbitrator or arbitrators shall not be bound by judicial formalities and may abstain from following the strict rules of evidence and shall interpret this Separation Agreement as an honorable engagement and not merely as a legal obligation. Unless otherwise agreed by the parties, any such arbitration shall take place in New York, New York.
     13. This Separation Agreement, along with the Consulting Agreement, constitute the entire agreement between Tower and you, and supersede and cancel any and all prior and contemporaneous written and oral agreements between Tower and you, except that sections 3, 10.a, 10.b, 10.c, and 10.d of your November 12, 2006 employment agreement with Tower, as amended, remain in full force and effect and are incorporated herein by reference. You affirm that, in entering into this Separation Agreement and the Consulting Agreement, you are not relying upon any oral or written promise or statement made by anyone at any time on behalf of Tower.
     14. This Separation Agreement is binding upon you and your successors, assigns, heirs, executors, administrators and legal representatives.
     15. If any of the provisions, terms or clauses of this Separation Agreement are declared illegal, unenforceable or ineffective in a legal forum, those provisions, terms and clauses shall be deemed severable, such that all other provisions, terms and clauses of this Separation Agreement shall remain valid and binding upon both parties.
     16. Without detracting in any respect from any other provision of this Separation Agreement:
          a. You, in consideration of the payments and benefits provided to you as described in paragraph 2 of this Separation Agreement, agree and acknowledge that this Separation Agreement constitutes a knowing and voluntary waiver of all rights or claims you have or may have against Tower as set forth herein, that you have no physical or mental impairment of any kind that has interfered with your ability to read and understand the meaning of this Separation Agreement or its terms, and that you are not acting under the influence of any medication or mind-altering chemical of any type in entering into this Separation Agreement.
          b. You understand that, by entering into this Separation Agreement, you do not waive rights or claims that may arise after the date of your execution of this

Separation Agreement, including without limitation any rights or claims that you may have to secure enforcement of the terms and conditions of this Separation Agreement.
          c. You agree and acknowledge that the consideration provided to you under this Separation Agreement is in addition to anything of value to which you are already entitled.
          d. Tower hereby advises you to consult with an attorney prior to executing this Separation Agreement.
          e. You acknowledge that you were informed that you had at least twenty-one (21) days in which to review and consider this Separation Agreement, and to consult with an attorney regarding the terms and effect of this Separation Agreement.
     17. You understand that you may not sign this Separation Agreement before the Separation Date, and that you may revoke this Separation Agreement within seven (7) days from the date you sign this Separation Agreement in which case this Separation Agreement shall be null and void and of no force or effect or either Tower or you. Any revocation must be in writing and received by Tower by 5:00 p.m. on or before the seventh day after this Separation Agreement is executed by you. Such revocation must be sent to the undersigned at Tower Group, Inc., 120 Broadway, 31st Floor, New York, NY 10271-1699.
     18. This Separation Agreement may not be changed or altered, except by a writing signed by Tower and you. This Separation Agreement is entered into in the State of New York, and the laws of the State of New York will apply to any dispute concerning it, excluding the conflict-of-law principles thereof.
     19. This Separation Agreement may be executed in counterparts and both counterparts so executed shall constitute one agreement, binding on the parties hereto.
     20. This Separation Agreement is intended to meet the requirements of Section 409A, and shall be interpreted and construed consistent with that intent.
     YOU EXPRESSLY ACKNOWLEDGE, REPRESENT, AND WARRANT THAT YOU HAVE READ THIS SEPARATION AGREEMENT CAREFULLY; THAT YOU FULLY UNDERSTAND THE TERMS, CONDITIONS, AND SIGNIFICANCE OF THIS SEPARATION AGREEMENT; THAT TOWER HAS ADVISED YOU TO CONSULT WITH AN ATTORNEY CONCERNING THIS SEPARATION AGREEMENT; THAT YOU HAVE HAD A FULL OPPORTUNITY TO REVIEW THIS SEPARATION AGREEMENT WITH AN ATTORNEY; THAT YOU UNDERSTAND THAT THIS SEPARATION AGREEMENT HAS BINDING LEGAL EFFECT; AND THAT YOU HAVE EXECUTED THIS SEPARATION AGREEMENT FREELY, KNOWINGLY AND VOLUNTARILY.
     PLEASE READ CAREFULLY. THIS SEPARATION AGREEMENT HAS IMPORTANT LEGAL CONSEQUENCES.

Date:	February 27, 2009	/s/ Patrick J. Haveron
Patrick J. Haveron

     On this 27th day of February 2009, before me personally came Patrick J. Haveron, to me known to be the individual described in the foregoing instrument, who executed the foregoing instrument in my presence, and who duly acknowledged to me that he executed the same.

/s/ Marie C. Pierre-Paul
Notary Public

Tower Group, Inc.
Date: 2/27/09	By:	/s/ Elliot S. Orol
		Name:	Elliot S. Orol
		Title:	SVP, General Counsel & Secretary